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                          CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights", "Investment Advisory and Other Services", and "Financial Statements" in Post-Effective Amendment No. 22 to the Registration Statement (Form N-1A, No. 33-06547) and related Prospectuses of SAFECO Resource Series Trust.

We also consent to the incorporation by reference therein of our report dated February 5, 1999 with respect to the financial statements of SAFECO Resource Series Trust as of and for the period ended December 31, 1998 and the related financial statement schedules included in its 1998 Annual Report filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP


Seattle, Washington
April 27, 1999